Exhibit 10.9

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (this “Agreement”), dated as of September 21, 2009 (the “Effective Date”), is made by and among Gevo, Inc., a Delaware corporation (“Gevo”), CDP Gevo, LLC, a Texas limited liability company (“CDP”), and Gevo Development, LLC, a Delaware limited liability company (“Development”). Gevo, CDP, and Development are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. Capitalized terms used in this Agreement, but not otherwise defined, will have the meanings set forth in Exhibit A to this Agreement.

B. Gevo desires to commercialize its proprietary intellectual property and intends to conduct the business of commercializing such intellectual property exclusively through Development, on the terms and subject to the conditions contained in this Agreement.

C. Gevo desires to engage CDP, and CDP desires to be engaged, to lead and manage certain aspects of, and to assist in various other aspects related to, the commercialization efforts.

D. In connection with the execution and delivery of this Agreement, Development will issue 100% of its Equity Interests to Gevo and CDP, as such issuances are more specifically described in the LLC Agreement.

Agreement

NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants contained in this Agreement, and other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

Article I

Services and Compensation

1.1 Service of Gevo. Subject to the authority of the Board pursuant to the LLC Agreement, Development engages Gevo to provide, and Gevo will provide to Development or a Subsidiary of Development, as applicable, the following services: (a) develop markets for renewable fuels and chemicals; (b) provide technical and operational support for its Intellectual Property and the retrofit of Project Production Facilities with such Intellectual Property; and (c) provide all necessary and reasonable support to CDP and Development and its Subsidiaries in connection with their respective responsibilities and the achievement of the Milestones. For the avoidance of doubt, the Parties acknowledge and agree that the Related Activities are separate and distinct from Gevo’s services pursuant to this Section 1.1 and the provision of the Related Activities will be provided by Gevo to Development or a Subsidiary of Development in consideration for such licensing fees and other payments as shall be set forth in license, marketing, logistics or other similar agreements to be entered into between Gevo and Development or a Subsidiary of Development in connection with the Related Activities.

1.2 Services of CDP. Subject to the authority of the Board pursuant to the LLC Agreement, Development engages CDP to provide, and CDP will provide to Development or a Subsidiary of Development, as applicable, the following services: (a) raise Capital for the Project Activities; (b) manage and deploy such Capital; (c) identify Production Facilities for potential Project Activities transactions; (d) develop and execute projects incorporating the Intellectual Property of Gevo into Project Production Facilities; (d) oversee production and operations management of the Project Production Facilities; and (e) provide all necessary and reasonable support to Development and Gevo in connection with their respective responsibilities and the achievement of the Milestones.

1.3 Compensation Payable to CDP. Exhibit B to this Agreement sets forth the amounts and terms of the cash compensation payments (scheduled and incentive) payable by Development to CDP in consideration for the professional, competent and timely performance by CDP of its services pursuant to the terms of this Agreement and by Michael A. Slaney and David N. Black of their services pursuant to the Time Commitment Letter Agreement.

1.4 Use of Third Party Experts. Subject to the Annual Budget and Board approval, each of Gevo and CDP may from time-to-time engage third party experts (e.g., engineers, consultants, attorneys, accountants, etc.), as may be reasonably necessary, on behalf of Development to assist in executing the services specified in this Agreement. Development will be responsible for the payment of all fees and expenses of such third party experts.

1.5 Management Policy. Notwithstanding anything to the contrary in this Agreement, the property, funds, affairs and management of Development will be the responsibility of the Board in accordance with the LLC Agreement. Each of Gevo and CDP will be guided by, and adhere to, the LLC Agreement and any policies established by the Board in accordance with the LLC Agreement in performing all of the services specified in this Agreement.

Article II

Exclusivity and Ancillary Agreements

2.1 Exclusivity.

(a) Exclusivity restrictions—Gevo and its Subsidiaries. Gevo will, and will cause each of its current and future Subsidiaries to, (i) conduct all Project Activities solely through Development and its Subsidiaries, (ii) not engage or invest in or advise with respect to any Project Activities, except through Development and its Subsidiaries, and (iii) not engage or invest in or advise with respect to any Related Activities, except through Gevo.

(b) Exclusivity restrictions—CDP. CDP and its Affiliates will (i) conduct all Project Activities solely through Development and its Subsidiaries, (ii) not engage or invest in or advise with respect to any Project Activities, except through Development and its Subsidiaries, and (iii) not engage or invest in or advise with respect to any activities related to the production of biofuels and biochemicals, except through Development and its Subsidiaries.

(c) Exclusivity restrictions—Development. Development will, and will cause each of its current and future Subsidiaries to, (i) conduct all Project Activities solely through itself and its Subsidiaries, (ii) not engage or invest in or advise with respect to any Project

Activities, except through itself and its Subsidiaries, (iii) not engage or invest in or advise with respect to any Related Activities, except through Gevo, (iv) except as contemplated by Section 1.4, not engage any Person other than Gevo to provide the services set forth in Section 1.1, and (v) except as contemplated by Section 1.4, not engage any Person other than CDP to provide the services set forth in Section 1.2.

(d) Clarifying statement. For the purpose of clarity, nothing in this Section 2.1 will prohibit Gevo from licensing its Intellectual Property to any Person (i) into which Gevo directly or indirectly deploys no Capital and (ii) in which Gevo owns no direct or indirect Equity Interest or debt security; provided however, that Gevo will not be deemed to have deployed Capital into a Person or own a direct or indirect Equity Interest or debt security in a Person solely by reason of Gevo’s entry into a license agreement with such Person, where such license contains a profit sharing or other warrant-type component.

(e) Savings clause. If this Section or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then each Party will nevertheless be bound to the full extent permitted by any applicable portion of this Section 2.1 that will not have been invalidated after application of Section 6.9 and to the fullest extent permitted by applicable laws.

(f) Acknowledgements of the Parties. Each Party acknowledges that (i) the other Parties would suffer irreparable injury if it breaches any of the terms of this Section 2.1, (ii) the scope of the restrictions provided for in this Section 2.1 are reasonable, (iii) the benefits derived by such Party pursuant to this Agreement are sufficient inducement for it to agree to the terms hereof, (iv) the provisions of this Section 2.1 are reasonable and necessary to protect the intent of the Parties and (v) the other Parties may enforce this Section 2.1 by obtaining, in addition to any monetary damages, injunctive relief to enjoin such Party from its violation.

2.2 Agreements regarding the First Project Production Facility.

(a) Put right covering the first Project Production Facility. Development will have the right and option at any time after the Effective Date and prior to the purchase and commencement of the retrofit of the second Project Production Facility, exercisable by written notice to Gevo, to sell to Gevo and to cause Gevo to purchase from Development or a Subsidiary of Development, as applicable, all right, title, and interest in and to the first Project Production Facility for an aggregate purchase price equal to the Net Cost Basis of the first Project Production Facility (the “Put Option”). Development will fix the date for the closing of the exercise of the Put Option in the written notice to Gevo, which date will be no earlier than ten (10) but not more than thirty (30) days after the date such written notice is provided to Gevo. At the closing of the Put Option, each Party will deliver all documents and instruments and take all actions reasonably necessary or desirable to consummate the transactions contemplated by the Put Option, including entering into a customary agreement reflecting the terms of the Put Option and containing assumption of related liabilities, representations and warranties and indemnities.

(b) Call right covering the first Project Production Facility. Development will have the right and option at any time after the Effective Date and prior to the purchase and commencement of the retrofit of the second Project Production Facility, exercisable by written notice to Gevo, to purchase from Gevo and to cause Gevo to sell to Development or a Subsidiary of Development, as applicable, all right, title, and interest in and to the first Project Production Facility for an aggregate purchase price equal to the Net Cost Basis of the first Project Production Facility (the “Call Option”). Development will fix the date for the closing of the exercise of the Call Option in the written notice to Gevo, which date will be no earlier than ten (10) but not more than thirty (30) days after the date such written notice is provided to Gevo. At the closing of the Call Option, each Party will deliver all documents and instruments and take all actions reasonably necessary or desirable to consummate the transactions contemplated by the Call Option, including entering into a customary agreement reflecting the terms of the Call Option and containing assumption of related liabilities, representations and warranties and indemnities.

2.3 Annual Budget.

(a) Form and preparation of the Annual Budgets. Gevo and CDP, together with the members of senior management of Development, will prepare and submit to the Board a proposed annual budget prepared on a consolidated and unconsolidated basis (including pro forma income and expense projections and other financial statements and items requested by the Board) for Development and each subsidiary of Development (such consolidated and unconsolidated annual budgets, the “Annual Budgets”). Exhibit C to this Agreement sets forth the form of the unconsolidated Annual Budget for Development. Each Party agrees to prepare the Annual Budgets using the form, guidelines and principles set forth on Exhibit C; provided, however, that the amounts set forth on Exhibit C are subject to Board approval.

(b) Submission and approval of the Annual Budgets. The Annual Budgets will be submitted within a reasonable period of time before the beginning of each calendar year, but in no event less than sixty (60) days prior to the beginning of such calendar year. Within fifteen (15) days of receipt by the Board of such proposed Annual Budgets, the Board will meet (or otherwise communicate) and use good faith, reasonable efforts to reach agreement on the proposed Annual Budgets. The affirmative vote of not less than four (4) Board members will be required to approve an Annual Budget that does not adhere to the form, guidelines, and principles set forth on Exhibit C; provided, however, that if, at the time such vote is taken, there shall be fewer than four (4) Board members, the affirmative vote of a majority of the Board members then in office shall be required.

(c) Compliance with Annual Budgets. Each of Gevo and CDP covenants and agrees that it will execute the services specified in this Agreement and otherwise carry out its activities pursuant to this Agreement in accordance with the Annual Budgets approved by the Board, as the same may be modified from time to time with Board approval.

2.4 Additional Agreements.

(a) Gevo agreements. Simultaneous with the execution hereof, Gevo will execute and deliver each of the following documents to the appropriate counterparty: (i) the Guaranty Agreement, (ii) the LLC Agreement, (iii) the Warrant Agreement, (iv) the Exchange Agreement and (v) the Time Commitment Letter Agreement.

(b) CDP agreements. Simultaneous with the execution hereof, CDP will execute and deliver each of the following documents to the appropriate counterparty(s): (i) the Guaranty Agreement, (ii) the LLC Agreement, (iii) the Warrant Agreement and (iv) the Exchange Agreement.

(c) Development agreements. Simultaneous with the execution hereof, Development will execute and deliver each of the following documents to the appropriate counterparty(s): (i) the LLC Agreement and (ii) the Time Commitment Letter Agreement.

2.5 CDP Co-Investment Obligation. CDP will purchase the identical securities issued to Gevo and its stockholders in connection with the Project Activities transaction and retrofit of the first Project Production Facility in an amount equal to […***…] of the Gevo Investment Amount (the “Co-Investment Obligation”); provided, that CDP shall not be deemed to be in breach of this Section 2.5 by reason of its inability to immediately fund the Co-Investment Obligation so long as CDP (a) promptly provides the board of directors of Gevo with a reasonably achievable plan, setting forth in sufficient detail the steps it intends to take to obtain the funds necessary to fulfill the Co-Investment Obligation within a reasonable period of time, and (b) fulfills the Co-Investment Obligation within six months.

Article III

Status of the Parties

3.1 Independent Contractor Status. Each of Gevo and CDP will be deemed an independent contractor with full control over the manner and method of its operations and employees and the performance of the services set forth in this Agreement.

3.2 Separate Entities. Each of Gevo, CDP, and Development is a separate entity, and nothing in this Agreement will be construed to create (a) any rights or liabilities of any Party for any rights, privileges, duties or liabilities of any other Party or (b) a partnership or joint venture between the Parties, except in each case to the extent expressly provided in the LLC Agreement. Development will be responsible for paying all of its obligations and liabilities when due and payable to its creditors.

Article IV

Representations and Warranties

4.1 Representations and Warranties. Each Party represents and warrants to each of the other Parties that: (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute, deliver, and perform this Agreement and the other documents and instruments to be executed by it pursuant to this Agreement; (b) such Party has taken all corporate action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant to this Agreement and to carry out the terms hereof and thereof; (c) this Agreement and each such document and instrument related hereto have been or will be duly executed and delivered by such Party and, when duly executed and delivered by such Party, will constitute a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency,

*    Confidential Treatment Requested

reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally, and (ii) general principles of equity, and (d) such Party is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as has been obtained.

Article V

Term and Termination

5.1 Term. The term of this Agreement commences on the Effective Date and will expire on December 31, 2016 (such date, the “Expiration Date”), unless terminated earlier pursuant to Section 5.2.

5.2 Early Termination. This Agreement may be terminated at any time before the Expiration Date (a) by the mutual written consent of CDP and Gevo, (b) by Gevo upon the occurrence of a Termination Event, (c) by Gevo at any time after January 1, 2015 upon the payment to CDP in an amount equal to the total amount paid to CDP pursuant to Section 1.3 for the twelve (12) months immediately prior to such termination, (d) so long as neither Gevo nor Development is in default of, or has caused another Party to default on, any of its material obligations hereunder or under any other Related Agreement, by Gevo upon the breach by CDP, Michael A. Slaney or David N. Black of a material contractual commitment of such party set forth in any of the Related Agreements; provided, however, that if such breach is susceptible to cure, the breaching Party will have thirty (30) days in which to cure such breach after receiving written notice from Gevo specifying the alleged breach and notifying the breaching Party of Gevo’s intention to terminate this Agreement due to such breach if not so cured, (e) by CDP upon the bankruptcy of Gevo or (f) so long as neither CDP, Michael A. Slaney nor David N. Black is in default of, or has caused another Party to default on, any of its material obligations hereunder or under any other Related Agreement, by CDP upon the breach by Gevo or Development of a material contractual commitment of such party set forth in any of the Related Agreements; provided, however, that if such breach is susceptible to cure, the breaching party will have thirty (30) days in which to cure such breach after receiving written notice from CDP specifying the alleged breach and notifying the breaching party of CDP’s intention to terminate this Agreement due to such breach if not so cured.

Article VI

Miscellaneous Provisions

6.1 Amendment. This Agreement may not be amended or modified except by a writing signed by all of the Parties.

6.2 Entire Agreement. This Agreement, together with the Exhibits attached hereto and the portions of the Related Agreements specifically referenced in this Agreement, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Exhibits identified in this Agreement are an integral part of this Agreement and are incorporated herein by this reference and made a part hereof.

6.3 Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any such assignment by a Party without prior written approval of the other Parties will be deemed invalid and not binding on such other Parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

6.4 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever.

6.5 Notices. All notices, requests, and other communications to be given under this Agreement must be in writing and given by personal delivery, by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as specified below (or to such other address as any Party may give in a notice given in accordance with the provisions hereof).

If to Gevo or Development: [...***...] 345 Inverness Dr. S. Building C, Suite 310 Englewood, CO 80112-5889 [...***...]	If to CDP [...***...]

All notices, requests, or other communications will be effective and deemed given only (a) if given by personal delivery, upon such personal delivery, (b) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (c) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

6.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

6.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

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6.8 Extensions; Waivers. Any Party may, for itself only, (a) extend the time for the performance of any of the obligations of any other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the Party to be bound thereby. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

6.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

6.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

6.11 Expenses; Attorneys’ Fees. Each of the Parties shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

6.12 Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the Board may reasonably request.

6.13 Injunction and Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically Article II of this Agreement and its provisions in any Proceeding, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity and nothing herein will be considered an election of remedies.

6.14 Time. Time is of the essence in the performance of this Agreement.

6.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.”

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by a duly authorized representative as of the Effective Date.

Gevo, Inc.

By:	/s/ Patrick Gruber
Name: Patrick Gruber
Title: Chief Executive Officer

CDP Gevo, LLC

By:	/s/ Michael A. Slaney
Name: Michael A. Slaney
Its: Managing Partner

Gevo Development, LLC

By:	/s/ Patrick Gruber
Name: Patrick Gruber
Its: Executive Chairman

Exhibit A

Definitions

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. For the purposes of this definition, Control will be presumed by (a) David N. Black and Michael A. Slaney with respect to CDP and (b) with respect to any other entity, by a Person that beneficially owns more than 50% of any class of securities of such entity having general voting rights.

“Agreement” is defined in the preamble of this Agreement.

“Annual Budget” is defined in Section 2.3(a).

“Board” means the board of managers of Development, as such board is more fully described in the LLC Agreement.

“Call Option” is defined in Section 2.2(b).

Capital” means all forms of corporate capital, including equity, debt, contributed assets, assumption of liabilities, capitalized leases, and guaranties.

“CDP” is defined in the preamble of this Agreement.

“Co-Investment Obligation” is defined in Section 2.5.

“Control” (and its derivatives and similar terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership or control of voting equity interests, by contract or otherwise.

“Development” is defined in the preamble of this Agreement.

“Effective Date” is defined in the preamble of this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the Effective Date, between CDP and Gevo.

“Final Performance Milestone” is defined in Section 5.7(b) of the LLC Agreement.

“Expiration Date” is defined in Section 5.1.

“Gevo” is defined in the preamble of this Agreement.

“Gevo Investment Amount” means the total amount of Capital invested by Gevo and its stockholders in connection with the Project Activities transaction and retrofit of the first Project Production Facility.

“Guaranty Agreement” means that certain Guaranty Agreement. dated as of the Effective Date, made by Gevo in favor of CDP.

“Intellectual Property” means all technology, patents, copyrights, trade secrets, know-how and other information related to the foregoing, including all improvements, modifications, upgrades, and enhancements thereto.

“LLC Agreement” means that certain Limited Liability Company Agreement of Development, dated as of the Effective Date, executed by Development and each of Gevo and CDP, in its capacity as a member of Development.

“Milestone” means […***…]

“Net Cost Basis” means the cost basis of property reduced by any liabilities either assumed by the transferee or to which such property is subject when transferred, determined as of the date of the applicable transfer.

“Parties” and “Party” are defined in the preamble of this Agreement.

“Person” means any individual or entity, including any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental authority.

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“Production Facility” means any […***…].

“Proceeding” means any threatened, pending, or completed investigation, inquiry, claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal thereof.

“Project Activities” means the deployment of Capital to (a) acquire all or a portion of the Equity Interests or debt securities of a Person that owns, directly or indirectly, a Production Facility, (b) acquire the assets comprising a Production Facility, (c) enter into a tolling arrangement with a Production Facility, (d) invest Capital for, or enter into a joint venture or other profit sharing arrangement in connection with, the purchase or retrofit of a Production Facility to incorporate the Intellectual Property of Gevo, or (e) operate a Production Facility that utilizes the Intellectual Property of Gevo.

“Project Production Facility” means a Production Facility that has been acquired or is otherwise owned by Development or its Subsidiaries pursuant to the consummation of a Project Activities transaction.

“Put Option” is defined in Section 2.2(a).

“Related Activities” means the following activities provided for Development or a Subsidiary of Development: (a) license or otherwise provide the Intellectual Property of Gevo to a Project Production Facility; (b) marketing and logistics for any of the products produced at a Project Production Facility; or (c) provide development or operational support services to a Project Production Facility that utilizes the Intellectual Property of Gevo.

“Related Agreements” means, collectively, this Agreement, the LLC Agreement, Warrant Agreement, Exchange Agreement, Time Commitment Letter Agreement and Guaranty Agreement.

“Representative” means, with respect to any Person, such Person’s directors, employees, officers, members, managers, managing partners, partners, and other representatives.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other business entity of which any Equity Interest is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Termination Event” means (a) the bankruptcy of CDP, (b) the conviction of Michael A. Slaney or David N. Black of any felony or of any other crime involving moral turpitude, (c) any failure on the part of CDP, Michael A. Slaney or David N. Black to professionally, competently and in a timely manner carry out their respective obligations pursuant to this Agreement or the Time Commitment Letter Agreement, as applicable, which failure continues after written notice detailing such failure is delivered to such party by Gevo or Development and a reasonable opportunity to cure has been provided to such party, (d) failure to achieve a Milestone and (d) failure to secure at least […***…] of Capital by […***…] for the operations of Development and the purchase, retrofit, and operation of Project Production Facilities.

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“Time Commitment Letter Agreement” means that certain Time Commitment to Development Agreement, dated the Effective Date, among Michael A. Slaney, David N. Black, Development and Gevo regarding the time commitment of Messrs. Slaney and Black to provide the services required of CDP under this Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the Effective Date, between Gevo and CDP.

Exhibit B

Terms and Amounts of CDP Compensation

[…***…]

*Confidential Treatment Requested

Exhibit C

Form of Annual Budget for Development

[…***…]

*Confidential Treatment Requested